EXHIBIT 99.1
Commonwealth Edison Company and Subsidiary Companies
Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in millions)	2006	2005	2006	2005

Operating revenues
Operating revenues	$1,450	$1,485	$2,874	$2,869
Operating revenues from affiliates	3	3	6	6

Total operating revenues	1,453	1,488	2,880	2,875

Operating expenses
Purchased power	81	88	172	156
Purchased power from affiliate	685	770	1,456	1,523
Operating and maintenance	165	158	329	316
Operating and maintenance from affiliates	53	44	105	88
Depreciation and amortization	106	101	205	198
Taxes other than income	71	73	152	151

Total operating expenses	1,161	1,234	2,419	2,432

Operating income	292	254	461	443

Other income and deductions
Interest expense	(58)	(53)	(114)	(102)
Interest expense to affiliates	(19)	(24)	(39)	(49)
Equity in losses of unconsolidated affiliates	(3)	(4)	(5)	(8)
Interest income from affiliates	—	1	—	3
Other, net	1	6	1	10

Total other income and deductions	(79)	(74)	(157)	(146)

Income before income taxes	213	180	304	297
Income taxes	86	71	123	118

Net income	127	109	181	179

Other comprehensive loss, net of income taxes
Change in unrealized loss on cash-flow hedges	—	(19)	—	(21)

Other comprehensive loss	—	(19)	—	(21)

Comprehensive income	$127	$90	$181	$158

See the Combined Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies
Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended June 30,
(in millions)	2006	2005

Cash flows from operating activities
Net income	$181	$179
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation, amortization and accretion	205	198
Deferred income taxes and amortization of investment tax credits	(25)	230
Provision for uncollectible accounts	11	12
Equity in losses of unconsolidated affiliates	5	8
Other non-cash operating activities	18	23
Changes in assets and liabilities
Accounts receivable	24	(100)
Inventories	(8)	1
Other current assets	(10)	(14)
Accounts payable, accrued expenses and other current liabilities	(3)	(27)
Changes in receivables and payables to affiliates	33	137
Income taxes	100	3
Net realized and unrealized mark-to-market and hedging transactions	7	—
Pension and non-pension postretirement benefits	34	(767)
Other noncurrent assets and liabilities	3	(11)

Net cash flows provided by (used in) operating activities	575	(128)

Cash flows from investing activities
Capital expenditures	(465)	(391)
Changes in Exelon intercompany money pool contributions	—	287
Change in restricted cash	(1)	(1)
Other investing activities	5	1

Net cash flows used in investing activities	(461)	(104)

Cash flows from financing activities
Changes in short-term debt	(120)	—
Issuance of long-term debt	320	91
Retirement of long-term debt	(1)	(146)
Retirement of Exelon intercompany money pool borrowings	(140)	—
Retirement of long-term debt to ComEd Transitional Funding Trust	(174)	(190)
Dividends paid on common stock	—	(245)
Contributions from parent	—	834
Other financing activities	(3)	(5)

Net cash flows provided by (used in) financing activities	(118)	339

Increase (decrease) in cash and cash equivalents	(4)	107

Cash and cash equivalents at beginning of period	38	30

Cash and cash equivalents at end of period	$34	$137

See the Combined Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(in millions)	2006	2005

Assets
Current assets
Cash and cash equivalents	$34	$38
Restricted cash	1	—
Accounts receivable, net
Customer	747	806
Other	39	46
Inventories, at average cost	58	50
Deferred income taxes	20	13
Receivables from affiliates	16	37
Other	44	34

Total current assets	959	1,024

Property, plant and equipment, net	10,194	9,906
Deferred debits and other assets
Investments	41	41
Investments in affiliates	27	34
Goodwill	3,476	3,475
Receivables from affiliates	1,529	1,447
Prepaid pension asset	926	938
Other	347	346

Total deferred debits and other assets	6,346	6,281

Total assets	$17,499	$17,211

See the Combined Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(in millions)	2006	2005

Liabilities and shareholders’ equity
Current liabilities
Long-term debt due within one year	$473	$328
Long-term debt to ComEd Transitional Funding Trust due within one year	303	307
Accounts payable	192	223
Accrued expenses	512	417
Payables to affiliates	291	278
Commercial paper	339	459
Borrowing from Exelon intercompany money pool	—	140
Customer deposits	115	110
Other	56	46

Total current liabilities	2,281	2,308

Long-term debt	2,674	2,500
Long-term debt to ComEd Transitional Funding Trust	510	680
Long-term debt to other financing trusts	361	361
Deferred credits and other liabilities
Deferred income taxes	2,131	2,147
Unamortized investment tax credits	42	43
Asset retirement obligations	155	151
Non-pension postretirement benefit obligations	197	175
Regulatory liabilities	2,293	2,170
Other	278	280

Total deferred credits and other liabilities	5,096	4,966

Total liabilities	10,922	10,815

Commitments and contingencies
Shareholders’ equity
Common stock	1,588	1,588
Other paid-in capital	4,890	4,890
Retained earnings (deficit)	100	(81)
Accumulated other comprehensive loss	(1)	(1)

Total shareholders’ equity	6,577	6,396

Total liabilities and shareholders’ equity	$17,499	$17,211

See the Combined Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies
Consolidated Statement of Changes in Shareholders’ Equity
(Unaudited)

					Accumulated
		Other	Retained	Retained	Other	Total
	Common	Paid-In	Earnings Un-	Earnings	Comprehensive	Shareholders’
(in millions)	Stock	Capital	appropriated	Appropriated	Loss	Equity

Balance, December 31, 2005	$1,588	$4,890	$(1,180)	$1,099	$(1)	$6,396
Net income	—	—	181	—	—	181
Appropriation of Retained Earnings for future dividends	—	—	(181)	181	—	—

Balance, June 30, 2006	$1,588	$4,890	$(1,180)	$1,280	$(1)	$6,577

See the Combined Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies
Notes to Consolidated Financial Statements
(Dollars in millions, unless otherwise noted)
1. Basis of Presentation
     Commonwealth Edison Company (ComEd) is a regulated utility engaged principally in the purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois. ComEd’s retail service territory has an area of approximately 11,300 square miles and an estimated population of eight million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of three million. ComEd has approximately 3.7 million customers.
     ComEd is a principal subsidiary of Exelon Corporation (Exelon), which owns 99.9% of ComEd’s common stock. ComEd’s consolidated financial statements include the accounts of ComEd and Commonwealth Edison Company of Indiana, Inc.
     The accompanying consolidated financial statements as of June 30, 2006 and 2005 and for the three and six months then ended are unaudited but, in the opinion of the management of ComEd, include all adjustments that are considered necessary for a fair presentation of its respective financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). All adjustments are of a normal, recurring nature, except as otherwise disclosed. The December 31, 2005 Consolidated Balance Sheets were taken from audited financial statements. These Combined Notes to Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for Quarterly Reports on Form 10-Q. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Certain prior-year amounts have been reclassified for comparative purposes. These reclassifications had no effect on net income or shareholders’ equity. These notes should be read in conjunction with the Notes to Consolidated Financial Statements of ComEd included in ITEM 8 of the 2005 Annual Report on Form 10-K.
2. New Accounting Pronouncements
     ComEd has identified the following new accounting pronouncements that either have been recently adopted or issued that may impact ComEd upon adoption.
     SFAS No. 123-R. Exelon grants stock-based awards through its Long-Term Incentive Plans (LTIPs), which primarily include stock options and performance share awards. ComEd participates in Exelon’s stock-based compensation plans. Prior to January 1, 2006, Exelon accounted for these stock-based awards under the intrinsic value method of Accounting Principles Board (APB) No. 25, “Accounting for Stock Issued to Employees” (APB No. 25). This method under APB No. 25 resulted in no expense being recorded for stock option grants in 2005. On January 1, 2006, Exelon adopted Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123-R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123) and supersedes APB No. 25. SFAS No. 123-R requires that compensation cost relating to stock-based payment transactions be recognized in the financial statements. That cost is measured on the fair value of the equity or liability instruments issued. SFAS No. 123-R applies to all of Exelon’s outstanding unvested stock-based payment awards, including those relating to ComEd, as of January 1, 2006 and all prospective awards using the modified prospective transition method without restatement of prior periods.

     ComEd is allocated a portion of the stock-based compensation costs incurred by Exelon. The following table presents ComEd’s stock-based compensation expense (pre-tax) during the three and six months ended June 30, 2006 and 2005:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Stock-based compensation expense	$9	$3	$19	$5

     This note should be read in conjunction with Note 3 of the Combined Notes to the Consolidated Financial Statements included in Exelon’s Form 10-Q for the Quarterly Period Ended June 30, 2006 for more information on the Exelon stock-based compensation plans.
     EITF 04-13. In September 2005, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” (EITF 04-13). EITF 04-13 provides guidance on whether two or more inventory purchase and sales transactions with the same counterparty should be viewed as a single exchange transaction within the scope of APB No. 29, “Accounting for Nonmonetary Transactions.” In addition, EITF 04-13 indicates whether nonmonetary exchanges of inventory within the same line of business should be recognized at cost or fair value. EITF 04-13 was effective as of April 1, 2006 and the adoption of this standard did not have a material impact on ComEd for the three months ended June 30, 2006.
     FSP No. FIN 46(R)-6. In April 2006, the FASB issued FASB Staff Position No. FASB Interpretation No. (FIN) 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)” (FSP No. 46(R)-6). This pronouncement provides guidance on how a reporting enterprise should determine the variability to be considered in applying FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” which could impact the assessment of whether certain variable interest entities are consolidated. FSP No. 46(R)-6 was effective for ComEd on July 1, 2006. The provisions of FSP No. 46(R)-6 are applied prospectively. The impact in periods subsequent to the effective date is dependent on transactions that could occur in future periods and, therefore, cannot be determined until the transactions occur.
     SFAS No. 155. In February 2006, the FASB issued FASB Statement No. 155, “Accounting for Certain Hybrid Financial Instruments, amendment of FASB Statements No. 133 and 140” (SFAS No. 155). SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (SFAS No. 140). SFAS No. 155 gives entities the option of applying fair value accounting to certain hybrid financial instruments in their entirety if they contain embedded derivatives that would otherwise require bifurcation under SFAS No. 133. SFAS No. 155 will be effective for ComEd as of January 1, 2007. ComEd is currently assessing the impact that SFAS No. 155 may have on the financial statements.
     SFAS No. 156. In March 2006, the FASB issued FASB Statement No. 156, “Accounting for Servicing of Financial Assets, amendment of FASB Statement No. 140” (SFAS No. 156). SFAS No. 156 amends SFAS No. 140 with respect to the accounting for separately recognized servicing assets and liabilities. SFAS No. 156 primarily requires companies to initially record separately recognized servicing rights at fair value, allows companies to choose between two measurement methods and provides additional disclosure requirements. SFAS No. 156 will be effective for ComEd as of January 1, 2007. ComEd is currently assessing the impact that SFAS No. 156 may have on the financial statements.

     FIN 48. In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a benefit recognition model with a two-step approach, a more-likely-than-not recognition criterion and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon ultimate settlement. If it is not more likely than not that the benefit will be sustained on its technical merits, no benefit will be recorded. FIN 48 also requires that the amount of interest expense to be recognized related to uncertain tax positions be computed by applying the applicable statutory rate of interest to the difference between the tax position recognized in accordance with FIN 48 and the amount previously taken or expected to be taken in a tax return. The change in net assets as a result of applying this pronouncement will be considered a change in accounting principle with the cumulative effect of the change treated as an offsetting adjustment to the opening balance of retained earnings or goodwill, if allowed under existing accounting standards, in the period of transition. FIN 48 is effective for ComEd as of January 1, 2007. ComEd is currently assessing the impact that FIN 48 will have on the financial statements, which may be significant. Two of ComEd’s most significant uncertain tax positions related to the 1999 sale of ComEd’s fossil generating assets are further described in Note 8 — Income Taxes.
     EITF 06-3. In June 2006, the FASB ratified EITF Issue No. 06-3, “How Sales Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation)” (EITF 06-3). EITF 06-3 provides guidance on disclosing the accounting policy for the income statement presentation of any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer on either a gross (included in revenues and costs) or a net (excluded from revenues) basis. In addition, EITF 06-3 requires disclosure of any such taxes that are reported on a gross basis as well as the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented. EITF 06-3 will be effective for ComEd as of January 1, 2007. ComEd discloses taxes that are imposed on and concurrent with a specific revenue-producing transaction in accordance with EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” ComEd’s utility taxes are presented on a gross basis. As EITF 06-3 provides only disclosure requirements, the adoption of this standard is not expected to have a material impact on ComEd.
3. Regulatory Issues
     The legislatively-mandated transition and rate freeze period in Illinois will conclude on January 1, 2007. Associated with the end of this rate freeze, ComEd is engaged in various regulatory proceedings to establish rates for the post-2006 period, which are more fully described below.
     Illinois Procurement Filing. On February 25, 2005, ComEd made a filing with the Illinois Commerce Commission (ICC) to seek regulatory approval of tariffs that would authorize ComEd to bill its customers for power costs incurred under a reverse-auction competitive bidding process (the Procurement Case). On January 24, 2006, the ICC, by a unanimous vote, approved the tariffs for the period commencing January 2, 2007. The reverse-auction competitive bidding process will be administered by an independent auction manager, with oversight by the ICC staff. The first auction is scheduled to take place during September 2006, at which time ComEd’s entire retail load will be up for bid. In order to mitigate the effects of the changes in future prices, the load for residential and commercial customers in the less than 400 kW classes will be served utilizing staggered three-year contracts. The ICC determined that it will review the prudence of ComEd’s purchase of power but that compliance with the ICC-approved process will establish a presumption of prudence. Various parties, including governmental and consumer representatives and ComEd, have filed petitions for review of portions of the order with the Illinois Appellate Court. While ComEd is generally supportive of the order in the Procurement Case,

ComEd has objected to the requirement for a prudence review. On June 2, 2006, the Illinois Attorney General filed a petition with the Illinois Supreme Court asking the Supreme Court to hear the matter on direct appeal and to grant expedited review of the pending appeals and stay implementation of the auction pending appeal. On August 4, 2006, the Supreme Court denied the Attorney General’s Petition for Review of the Procurement Order and Motion for a Stay of the Auction. The appeals will proceed in the Appellate Court, where the Illinois Attorney General has asked for a stay of the auction pending appeal and an expedited schedule for the appeal. ComEd intends to vigorously contest the request for a stay.
     The ICC, in its January 24, 2006 order, also ordered its staff to initiate three separate rulemakings regarding demand response programs, energy efficiency programs and renewable energy resources. These rulemakings are now proceeding with ComEd’s active participation.
     Illinois Rate Case. On August 31, 2005, ComEd filed a rate case with the ICC to comprehensively review its tariff and to adjust ComEd’s rates for delivering electricity effective January 2, 2007 (Rate Case). ComEd proposed a revenue increase of $317 million. The ICC staff and several intervenors in the Rate Case, including the Illinois Attorney General, suggested and provided testimony that ComEd’s rates for delivery services should be reduced. The commodity component of ComEd’s rates will be established by the reverse-auction process in accordance with the ICC order in the Procurement Case. On June 8, 2006, the administrative law judges issued a proposed order, which included a revenue increase of $164 million plus ComEd’s request for recovery of several items which previously were recorded as expense. On July 26, 2006, the ICC issued its order in the Rate Case which approved a delivery services revenue increase of $8 million. The ICC order did approve ComEd’s requested recovery of several items which previously were recorded as expense. However, the ICC disallowed rate base treatment (return) for ComEd’s prepaid pension asset, net of deferred taxes, of $639 million. This disallowance will not result in an immediate write-off because the pension asset will be recovered as pension cost is recognized and recovered from customers in the future but will reduce ComEd’s future return on equity until the asset is recovered. See Note 10 – Commitments and Contingencies for further information. The final order in the Rate Case is subject to rehearing and appeal. ComEd believes that the disallowances contained in the order are inappropriate and intends to vigorously pursue these issues on rehearing and appeal. The Commission has asked that additional information on several issues be provided on rehearing, which may suggest that it intends to grant rehearing.
     Original Cost Audit. In the Rate Case, the ICC, with ComEd’s concurrence, ordered an “original cost” audit of ComEd’s distribution assets. There was no suggestion in the case that any specific asset should be disallowed because it was unreasonable in amount, imprudently incurred or not used and useful. The ICC’s order does not provide for a new review of these issues but instead provides that the auditors will determine whether the costs were properly recorded on ComEd’s financial statements as distribution assets. This will be completed through a separately docketed proceeding. The original cost audit is not expected to be finalized in 2006. ComEd is unable to predict the results of this audit.

     Residential Rate Stabilization Program. On May 23, 2006, ComEd filed a proposal with the ICC to mitigate the impact of the transition to the post rate-freeze period on its residential customers. Under ComEd’s proposal, residential rate increases would be capped at 8% in 2007, an additional 7% in 2008, and an additional 6% in 2009. Costs that exceed the caps would be deferred and recovered with ComEd’s carrying charges over three years from 2010 to 2012. If ComEd’s rate increases are less than the caps in 2008 and 2009, ComEd would begin to recover deferred amounts up to the caps. The plan would terminate under a force majeure event or if ComEd’s senior unsecured credit rating from at least one of the three major credit rating agencies falls below investment grade. The ICC staff, the Illinois Attorney General and collectively the City of Chicago, Citizens Utility Board and Cook County States Attorney’s Office filed testimony objecting to all or parts of the proposal. ComEd has indicated that it is willing to consider a plan suggested by ICC staff, whereby residential rate increases would be capped at 10% per year for 2007 through 2009. Residential customers would also be provided the opportunity to opt into the program. ComEd is reviewing this initiative in light of the ICC order in the Rate Case.
     Renewable Energy Filing. On April 4, 2006, ComEd filed with the ICC a proposal to purchase and receive recovery of costs associated with purchasing the output of a portfolio of wind resources of approximately 300 MW. The filing supports the ICC’s resolution of July 19, 2005 which endorsed the Illinois Governor’s proposal for a voluntary initiative in which electric suppliers would obtain resources equal to 2% of electricity sold to Illinois retail customers from renewable energy resources by the end of 2007 and gradually increasing to a target of 8% by 2013 (the Plan). This filing covers the first year’s wind-only procurement associated with the Plan. Additionally, the filing expresses ComEd’s support of the renewable, efficiency and demand response rulemaking proceedings ordered by the ICC in the Procurement Case. Actual purchase of wind resources is contingent upon an ICC order approving the prudence of this activity and authorizing cost recovery. ComEd expects to file additional renewable energy, demand response and energy efficiency components sometime in the future, pending outcomes in those rulemakings. ComEd is reviewing this initiative in light of the ICC order in the Rate Case.
     Rate Freeze Extension Proposal. On February 24, 2006, House Bill 5766 was introduced in the Illinois General Assembly and was referred to the Rules Committee. House Bill 5766, if enacted, would extend the current rate freeze in Illinois until at least 2010. The Illinois General Assembly took no action on the bill and is now adjourned. It is scheduled to resume session in November 2006. ComEd believes the proposed legislation, if enacted into law, would have serious detrimental effects on Illinois, ComEd and consumers of electricity. ComEd believes the proposed rate freeze extension, if enacted into law, will violate Federal law and the U.S. Constitution, and ComEd is prepared to challenge the rate freeze legislation in court. If enacted, this legislation would have adverse liquidity consequences for ComEd.
     Customers’ Affordable Reliable Energy. In July 2006, ComEd implemented Customers’ Affordable Reliable Energy (CARE), an initiative to help residential customers prepare for electricity rate increases coming in 2007 after the expiration of the rate freeze in Illinois. In addition to the residential rate stabilization proposal, CARE includes a variety of energy efficiency and low-income and senior citizen programs to help keep residential customers’ bills affordable. ComEd has earmarked approximately $10 million for CARE in 2006.
     Post 2006 Summary. ComEd cannot predict the results of any rehearings or appeals in the Rate Case or the Procurement Case or whether the Illinois General Assembly might take action that could have a material impact on the outcome of the regulatory process. However, if the price which ComEd is ultimately allowed to bill to customers for energy beginning in 2007 is below ComEd’s cost to procure and deliver electricity, ComEd expects that it will suffer adverse consequences, which could be material. ComEd believes that these potential material adverse consequences could include, but may not be limited to, reduced earnings, loss of investment grade credit ratings, limited or lost access to credit markets to finance operations and capital investment, and loss of capacity to enter into bilateral long-term energy procurement contracts, which may force ComEd to procure electricity at more volatile spot market prices. Moreover, to the extent ComEd is not permitted to recover its costs, ComEd’s ability to maintain and improve service may be diminished and its ability to maintain reliability may be impaired. In the nearer term, these prospects could have adverse effects on ComEd’s liquidity if vendors reduce credit or shorten payment terms or if ComEd’s financing alternatives become more limited and significantly less flexible. Finally, if ComEd’s ability to recover its costs from customers through rates is significantly impacted, all or a portion of ComEd’s business could be required to cease applying SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation,” (SFAS No. 71) which covers the accounting for the effects of rate regulation and which would require ComEd to eliminate the financial statement effects of regulation for the portion of ComEd’s business that ceases to meet the criteria. This would result in the elimination of all associated regulatory assets and liabilities that ComEd had recorded on the Consolidated Balance Sheets through the recording of a one-time extraordinary item on the Consolidated Statements of Income and Comprehensive Income, which could be material.
     Through and Out Rates/SECA. In November 2004, the Federal Energy Regulatory Commission (FERC) issued two orders authorizing ComEd to recover amounts for a limited time during a specified transitional period as a result of the elimination of through and out (T&O) rates for transmission service scheduled out of, or across, their respective transmission systems and ending within pre-expansion territories of PJM Interconnection, LLC (PJM) or Midwest Independent System Operators (MISO). T&O rates were terminated pursuant to FERC orders, effective December 1, 2004. The new rates, known as Seams Elimination Charge/Cost Adjustment/Assignment (SECA), were collected from load-serving entities within PJM and MISO over a transitional period from December 1, 2004 through March 31, 2006, subject to refund, surcharge and hearing. As a load-serving entity, ComEd was also required to pay SECA rates during the transitional period based on the benefits received from the elimination of T&O rates of other transmission owners within PJM and MISO. Since the inception of the SECA rates in December 2004, ComEd has recorded approximately $49 million of SECA collections net of SECA charges, including $5 million during the six months ended June 30, 2006. As a result of recent events related to disputes over the methodology of computing SECA amounts, during the first quarter of 2006, ComEd increased the previously-recorded reserve for amounts to be refunded. Management of ComEd believes that appropriate reserves have been established in the event that SECA collections are required to be refunded. Hearings and briefing of the matter have been concluded and an initial decision of the presiding administrative law judge is expected on or before August 11, 2006. Meanwhile, partial settlements have been reached with various parties. FERC has approved several of the partial settlements while others are still awaiting final execution and/or FERC approval. The ultimate outcome of the proceeding establishing SECA rates is uncertain.
     PJM Transmission Design. On May 31, 2005, the FERC issued an order creating an evidentiary hearing process to examine the existing PJM transmission rate design. A number of parties submitted testimony proposing the replacement of that rate design for existing facilities with several variants which could have an adverse impact on ComEd’s pre-tax operating income. FERC staff submitted testimony opposing adoption of all of those variants, and in the alternative recommended that the FERC supplant the existing design in which customers in a zone pay a transmission rate based on the cost of transmission in that zone, with a postage stamp rate design across PJM in which a single, uniform charge would be applied for all existing transmission facilities. This proposal if adopted would also be expected to produce an adverse impact on ComEd’s pre-tax operating income. ComEd, as a member of the Responsible Pricing Alliance (comprised of most of the PJM transmission owners), submitted testimony opposing all changes and urging retention of the existing rate design at least through January 2008.
     On July 13, 2006, the administrative law judge in the case issued an initial decision that recommends that the FERC implement the postage stamp rate suggested by FERC staff, effective as of April 1, 2006, but also allows for the potential to phase in rate changes. On review of the matter, the

FERC will determine whether changes in rate design should be made, what those changes should be and their effective date. There is no set timeline for the FERC to act on this matter. ComEd will continue to contest this issue and currently cannot predict how the FERC will ultimately rule on this matter or estimate the final impact on the results of operations and cash flows. However, ComEd anticipates that, with the completion of the rate freeze at the end of this year, beginning in 2007, all impacts of any rate design changes should be recoverable through retail rates.
4. Goodwill
     As of June 30, 2006 and December 31, 2005, ComEd had goodwill of approximately $3.5 billion. Under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is tested for impairment at least annually or more frequently if events or circumstances indicate that it is “more likely than not” that goodwill might be impaired, such as a significant negative regulatory outcome. ComEd performs the annual goodwill impairment assessment in the fourth quarter of each year. However, due to the significant negative impact of the ICC’s order in ComEd’s Rate Case to the cash flows and value of ComEd, it will complete an interim impairment assessment during the third quarter of 2006. This interim impairment test may lead to an impairment of goodwill at ComEd. The size of any potential impairment will not be known until ComEd completes its test in the third quarter but any impairment could be material. See Note 3 – Regulatory Issues for further information regarding the Rate Case.
5. Debt and Credit Agreements
     Commercial Paper. ComEd meets short-term liquidity requirements primarily through the issuance of commercial paper. ComEd had $339 million and $459 million of commercial paper outstanding at June 30, 2006 and December 31, 2005, respectively.
     Credit Facilities. The Exelon unsecured revolving credit agreement was amended on February 22, 2006 to remove ComEd as a borrower and to remove provisions that would treat ComEd as a significant subsidiary of Exelon for purposes of its covenants and defaults under the credit agreements. See Note 10 of Exelon’s 2005 Annual Report on Form 10-K for further information regarding these credit facilities.
     On February 22, 2006, ComEd entered into a $1 billion senior secured three-year revolving credit agreement. The credit agreement is secured by First Mortgage Bonds of ComEd in the principal amount of approximately $1 billion. First Mortgage Bonds are a first mortgage lien on ComEd’s utility assets (other than expressly excepted property). ComEd may use this credit facility for general corporate purposes, including meeting short-term funding requirements and the issuance of letters of credit.
     Issuance of Long-Term Debt. During the six months ended June 30, 2006, the following long-term debt was issued:

	Interest
Type	Rate	Maturity	Amount

First Mortgage Bonds	5.90%	March 15, 2036	$325	(a)

(a)	Excludes unamortized bond discounts.

     Retirement of Long-Term Debt. During the six months ended June 30, 2006, the following long-term debt was retired:

	Interest
Type	Rate	Maturity	Amount

Sinking Fund Debentures	4.75%	December 1, 2011	$1
ComEd Transitional Funding Trust	5.63%	June 25, 2007	174

7. Severance Benefits
     During the six months ended June 30, 2006 and 2005, ComEd recorded total salary continuance severance benefits, recorded as a reduction to operating and maintenance expense, of $2 million and $4 million, respectively. During the three months ended June 30, 2006 and 2005, ComEd recorded total salary continuance severance benefits, recorded as a reduction to operating and maintenance expense, of $0 and $3 million, respectively.
     The following table presents the activity of the salary continuance severance obligations from January 1, 2006 through June 30, 2006:

Salary Continuance Obligations

Balance at January 1, 2006	$8
Severance (benefits) charges recorded	(2)
Cash payments	(1)

Balance at June 30, 2006	$5

7. Retirement Benefits
     The following table presents the allocation to ComEd of Exelon’s pension and postretirement benefit costs during the three and six months ended June 30, 2006 and 2005:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Pension and Postretirement Benefit Costs (a), (b)	$20	$22	$43	$43

(a)	Includes capitalized costs and operating and maintenance expense.

(b)	Includes allocated amounts from Exelon Business Services Company (BSC).
     ComEd participates in a 401(k) savings plan sponsored by Exelon. The plan allows employees to contribute a portion of their pre-tax income in accordance with specified guidelines. ComEd matches a percentage of the employee contribution up to certain limits. The following table presents the matching contribution to the savings plans during the three and six months ended June 30, 2006 and 2005:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Savings Plan Matching Contributions	4	4	8	8

     The U.S. Congress is currently considering legislation that, if adopted, would affect the manner in which Exelon administers its pensions. This proposed legislation is designed, among other things, to increase the amount by which companies fund their pension plans and to require companies that sponsor defined benefit plans to pay higher premiums to the Pension Benefit Guaranty Corporation. If this proposed legislation becomes law, Exelon, under certain future circumstances, could become subject to additional material funding requirements.
8. Income Taxes
     ComEd’s effective income tax rate varied from the U.S. Federal statutory rate principally due to the following:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

U.S. Federal statutory rate	35.0%	35.0%	35.0%	35.0%
Increase (decrease) due to:
State income taxes, net of Federal income tax benefit	4.9	4.8	4.8	4.8
Amortization of regulatory asset	0.7	0.8	0.7	0.8
Nontaxable postretirement benefits	(0.3)	(0.4)	(0.4)	(0.5)
Amortization of investment tax credit	(0.3)	(0.4)	(0.5)	(0.5)
Other	0.4	(0.4)	0.9	0.1

Effective income tax rate	40.4%	39.4%	40.5%	39.7%

     1999 Sale of Fossil Generating Assets. ComEd has taken certain tax positions, which have been disclosed to the Internal Revenue Service (IRS), to defer the tax gain on the 1999 sale of its fossil generating assets. As of June 30, 2006 and December 31, 2005, deferred tax liabilities related to the fossil plant sale are reflected in ComEd’s Consolidated Balance Sheets. ComEd’s ability to continue to defer all or a portion of this liability depends on whether its treatment of the sales proceeds as having been received in connection with an involuntary conversion is proper pursuant to applicable law. ComEd’s ability to continue to defer the remainder of this liability may depend in part on whether its tax characterization of a lease transaction ComEd entered into in connection with the sale is proper pursuant to applicable law. The Federal tax returns and related tax return disclosures covering the period of the 1999 sale are currently under IRS audit. The IRS has recently indicated its position that the ComEd lease transaction is substantially similar to a leasing transaction the IRS is treating as a “listed transaction” pursuant to guidance it issued in 2005. A listed transaction is one which the IRS considers to be a potentially abusive tax shelter. As a result of the IRS characterization of the lease transaction as a listed transaction, it is likely to vigorously challenge the transaction and will seek to obtain information not normally requested in audits. ComEd believes its position is correct and will aggressively defend that position upon audit and any subsequent appeals or litigation. However, a successful IRS challenge to ComEd’s positions would have the impact of accelerating future income tax payments and increasing interest expense related to the deferred tax gain that becomes currently payable. As of June 30, 2006, ComEd’s potential cash outflow, including tax and interest (after tax), could be as much as $954 million. If the deferral were successfully challenged by the IRS, it could negatively affect ComEd’s results of operations by as much as $149 million (after tax). ComEd’s management believes a reserve for interest has been appropriately recorded in accordance with FASB Statement No. 5, “Accounting for Contingencies”; however, the ultimate outcome of this matter could result in unfavorable or favorable adjustments to the results of operations, and such adjustments could be material. Final resolution of this matter is not anticipated for several years.
9. Asset Retirement Obligations
     As of December 31, 2005, ComEd adopted FIN 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47), which clarified that a legal obligation associated with the retirement of a long-lived asset whose timing and/or method of settlement are conditional on a future event is within the scope of SFAS No. 143. Under FIN 47, ComEd is required to record liabilities associated with its conditional asset retirement obligations (AROs) at their estimated fair values if those fair values can be reasonably estimated. The liabilities associated with conditional AROs will be adjusted periodically due to the passage of time, new laws and regulations, and revisions to either the timing or amount of the original estimates of undiscounted cash flows. See Note 12 of ComEd’s Notes to Consolidated Financial Statements within ComEd’s 2005 Annual Report on Form 10-K for a discussion of the accounting for non-nuclear asset retirement obligations.
     The following table presents the activity of the non-nuclear AROs reflected on ComEd’s Consolidated Balance Sheets from January 1, 2006 to June 30, 2006:

Non-nuclear AROs at January 1, 2006	$151
Accretion expense (a)	4

Non-nuclear AROs at June 30, 2006	$155

(a) The majority of the accretion is recorded as an increase to a regulatory asset due to the associated regulations.
10. Commitments and Contingencies
For information regarding contingencies and capital commitments at December 31, 2005, see Note 17 of ComEd’s Notes to Consolidated Financial Statements within ComEd’s 2005 Annual Report on Form 10-K.
     Commercial Commitments. ComEd’s commercial commitments as of June 30, 2006, representing commitments potentially triggered by future events, did not change significantly from December 31, 2005, except for increased letters of credit of $16 million.
     Environmental Liabilities. ComEd accrues amounts for environmental investigation and remediation costs that can be reasonably estimated, including amounts for manufactured gas plant (MGP) investigation and remediation. ComEd has identified 42 sites where former MGP activities have or may have resulted in actual site contamination. Of these 42 sites, the Illinois Environmental Protection Agency (Illinois EPA) has approved the clean up of seven sites. Of the remaining sites identified by ComEd, 22 sites are currently under some degree of active study and/or remediation.
     ComEd and Nicor Gas Company, a subsidiary of Nicor Inc. (Nicor), are parties to an interim agreement under which they cooperate in remediation activities at 38 former MGP sites for which ComEd or Nicor, or both, may have responsibility. Under the interim agreement, costs are split evenly between ComEd and Nicor on an interim basis pending their final agreement on allocation of costs at each site, but either party may demand arbitration if the parties cannot agree on a final allocation of costs. For most of the sites, the interim agreement contemplates that neither party will pay less than 20%, nor more than 80% of the final costs for each site. ComEd’s accrual for these environmental liabilities is based on ComEd’s estimate of its 50% share of costs under the interim agreement with Nicor. On April 17, 2006, Nicor submitted a demand for arbitration of the cost allocation for 38 MGP sites. Although ComEd believes that the arbitration proceedings will not result in an allocation of costs materially different from ComEd’s current estimate of its aggregate remediation costs for MGP sites, the outcome of the arbitration proceedings is not certain and could result in a material increase or decrease of ComEd’s estimate of its share of the aggregate remediation costs.
     Based on the final order received in ComEd’s Rate Case, beginning in 2007, ComEd will also recover its MGP remediation costs from customers for which it will set up a regulatory asset (see ComEd Rate Case below). See Note 11 — Supplemental Financial Information for further information regarding regulatory assets and liabilities. As of June 30, 2006 and December 31, 2005, ComEd had accrued the following amounts for environmental liabilities:

		Portion of Total Related
	Total Environmental	to MGP Investigation
	Investigation and Remediation Reserve	and Remediation (a)

June 30, 2006	$53	$46
December 31, 2005	54	48

(a) Discounted.
     ComEd cannot predict the extent to which it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by environmental agencies or others, or whether such costs may be recoverable from third parties.
     Leases. ComEd’s lease commitments as of June 30, 2006 did not change significantly from December 31, 2005. See Note 17 of ComEd’s Notes to Consolidated Financial Statements within ComEd’s 2005 Annual Report on Form 10-K for information regarding leases.
     Litigation
     Rate Case. As part of its current Rate Case, ComEd requested recovery of amounts, which have previously been recorded as expense. Specifically, ComEd requested the following (all amounts pre-tax):
•	recovery through rates of approximately $86 million related to losses on extinguishment of long-term debt as part of ComEd’s 2004 Accelerated Liability Management Plan;

•	recovery of $40 million of previously incurred MGP costs;

•	recovery of $158 million of previously incurred severance costs; and

•	recovery of $7 million of expenses previously incurred in the Procurement Case.
As discussed in Note 3 — Regulatory Issues, ComEd received a final order from the ICC on July 26, 2006, which approved recovery of these costs. ComEd anticipates recognizing a one-time benefit of approximately $291 million (pre-tax) to reverse these prior charges during the third quarter of 2006.
     Other Litigation. ComEd is involved in litigation that is being defended and handled in the ordinary course of business. ComEd maintains accruals for such costs that are probable of being incurred and subject to reasonable estimation. The ultimate outcomes of such litigation, as well as the matters discussed above, are uncertain and may have a material adverse effect on the financial condition, results of operations or cash.
     Income Taxes
     Refund Claims. ComEd has entered into several agreements with a tax consultant related to the filing of refund claims with the IRS. As of June 30, 2006, ComEd had outstanding refundable prepayments to the tax consultants of $7 million. The fees for these agreements are contingent upon a successful outcome of the claims and are based upon a percentage of the refunds recovered from the IRS, if any. The ultimate net cash impacts to ComEd related to these agreements will either be positive or neutral depending upon the outcome of the refund claim with the IRS. These potential tax benefits and associated fees could be material to the financial position, results of operations and cash flows. If a settlement is reached, a portion of ComEd’s tax benefits, including any associated interest for periods prior to the PECO Energy Company / Unicom Merger, would be recorded as a reduction of goodwill under the provisions of EITF Issue 93-7, “Uncertainties Related to Income Taxes in a Purchase Business Combination” (EITF 93-7). ComEd cannot predict the timing of the final resolution of these refund claims.
     Other Refund Claims. ComEd has filed several tax refund claims with Federal and state taxing authorities. ComEd is unable to estimate the ultimate outcome of these refund claims and will account for any amount received in the period the matters are settled with the Federal and state taxing authorities. To the extent ComEd is successful on any of its refund claims a portion of the tax and interest benefit may be recorded to goodwill under the provisions of EITF 93-7.
     Other. ComEd has taken certain tax positions, which have been disclosed to the IRS to defer the tax gain on the 1999 sale of its fossil generating assets. See Note 8 — Income Taxes for further information.
11. Supplemental Financial Information
     Supplemental Income Statement Information. The following tables provide additional information regarding the components of other, net within the Consolidated Statements of Income and Comprehensive Income for the three and six months ended June 30, 2006 and 2005:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Investment income	$—	$1	$—	$2
Gain (loss) on disposition of assets and investments, net	(2)	2	(2)	4
Allowance for funds used during construction, equity	—	1	—	2
Other	3	2	3	2

Other, net	$1	$6	$1	$10

     For the three months ended June 30, 2006 and 2005, utility taxes of $57 million and $57 million, respectively, are included in revenues and expenses for ComEd. For the six months ended June 30, 2006 and 2005, utility taxes of $119 million and $120 million, respectively, are included in revenues and expenses for ComEd.
     Supplemental Balance Sheet Information. The following tables provide additional information regarding the regulatory assets and liabilities of ComEd:

	June 30,	December 31,
	2006	2005

Regulatory assets (liabilities):
Nuclear decommissioning	$(1,516)	$(1,435)
Removal costs	(1,036)	(1,015)
Reacquired debt costs and interest-rate swap settlements	99	107
Conditional asset retirement obligations	95	91
Recoverable transition costs	30	43
Deferred income taxes	9	8
Other	26	31

Total net regulatory liabilities	$(2,293)	$(2,170)

     The following tables provide information regarding accumulated depreciation and the allowance for uncollectible accounts as of June 30, 2006 and December 31, 2005:

	June 30,	December 31,
	2006	2005

Property, plant and equipment:
Accumulated depreciation	$1,334	$1,253
Accounts receivable:
Allowance for uncollectible accounts	20	20

12. Related-Party Transactions
     The financial statements of ComEd include related-party balances and transactions with unconsolidated affiliates as presented in the tables below:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Operating revenues from affiliates
ComEd Transitional Funding Trust	$1	$1	$2	$2
Interest expense to affiliates
ComEd Transitional Funding Trust	12	17	26	36
ComEd Financing II	4	4	7	7
ComEd Financing III	3	3	6	6
Equity in losses of unconsolidated affiliates
ComEd Funding LLC	3	4	5	8

	June 30,	December 31,
	2006	2005

Receivables from affiliates (current)
ComEd Transitional Funding Trust	$16	$14
Investment in affiliates
ComEd Funding LLC	11	18
ComEd Financing II	10	10
ComEd Financing III	6	6
Receivable from affiliates (noncurrent)
ComEd Transitional Funding Trust	13	12
Payables to affiliates (current)
ComEd Transitional Funding Trust	—	1
ComEd Financing II	6	6
ComEd Financing III	4	4
Long-term debt to ComEd Transitional Funding Trust and other financing trusts (including due within one year)
ComEd Transitional Funding Trust	813	987
ComEd Financing II	155	155
ComEd Financing III	206	206

     In addition to the transactions described above, ComEd’s financial statements include related-party balances and transactions as presented in the tables below:

	Three Months			Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Operating revenues from affiliates
Generation (a)	$2	$2	$3	$4
Other	—	—	1	—
Purchased power from affiliate
Purchase power agreement (PPA) with Generation (b)	685	770	1,456	1,523
Operations and maintenance from affiliates
BSC (c)	53	44	105	88
Interest income from affiliates
Exelon intercompany money pool (d)	—	1	—	3
Capitalized costs
BSC (c)	19	16	36	30
Cash dividends paid to parent	—	107	—	245

	June 30,	December 31,
	2006	2005

Receivables from affiliates (current)
Other	$—	$23
Receivables from affiliates (noncurrent)
Generation (e)	1,516	1,435
Payables to affiliates (current)
Generation decommissioning (f)	11	11
Generation (a),( b)	247	242
BSC (c)	21	14
Other	2	—
Borrowings from Exelon intercompany money pool (d)	—	140

(a)	ComEd provides retail electric and ancillary services to Exelon Generation Company, LLC (Generation).

(b)	ComEd has entered into a full-requirements PPA, as amended, with Generation. See Note 17 of ComEd’s Notes to Consolidated Financial Statements within ComEd’s 2005 Annual Report on Form 10-K for more information regarding the PPA.

(c)	ComEd receives a variety of corporate support services from BSC, including legal, human resources, financial, information technology, supply management services, planning and engineering of delivery systems, management of construction, maintenance and operations of the transmission and delivery systems and management of other support services. All services are provided at cost, including applicable overhead. A portion of such services is capitalized.

(d)	ComEd participated in Exelon’s intercompany money pool, whereby ComEd earned interest on its contributions to the money pool and paid interest on its borrowings from the money pool at a market rate of interest. As of January 10, 2006, ComEd suspended participation in the money pool and on February 22, 2006, entered into a $1 billion senior secured three year revolving credit agreement among a group of lenders. See Note 5 — Debt and Credit Agreements for additional information.

(e)	ComEd has a long-term receivable from Generation as a result of the nuclear decommissioning contractual construct whereby, to the extent the assets associated with decommissioning are greater than the applicable ARO at the end of decommissioning, such amounts are due back to ComEd for payment to ComEd’s customers. See Note 11 of ComEd’s Notes to Consolidated Financial Statements within ComEd’s 2005 Annual Report on Form 10-K for additional information.

(f)	ComEd has a short-term payable to Generation, primarily representing ComEd’s legal requirements to remit collections of nuclear decommissioning costs from its customers to Generation.
13. Derivative Financial Instruments
     Interest-Rate Swaps. The fair values of ComEd’s interest-rate swaps are determined using quoted exchange prices, external dealer prices and available market pricing curves. At June 30, 2006,

ComEd did not have any fair-value or cash-flow hedges outstanding. At December 31, 2005, ComEd had $240 million of notional amounts of interest-rate swaps outstanding that were settled on January 17, 2006 for a cash payment of approximately $1 million.
     Fair-Value Hedges. ComEd utilizes fixed-to-floating interest-rate swaps from time to time as a means to achieve its targeted level of variable-rate debt as a percent of total debt. At June 30, 2006, ComEd did not have any notional amounts of fair-value hedges outstanding. Fixed-to-floating interest-rate swaps are designated as fair-value hedges, as defined in SFAS No. 133 and, as such, changes in the fair value of the swaps are recorded in earnings; however, as long as the hedge remains effective and the underlying transaction remains probable, changes in the fair value of the swaps are offset by changes in the fair value of the hedged liabilities. Any change in the fair value of the hedge as a result of ineffectiveness is recorded immediately in earnings. During the three months and six months ended June 30, 2006 and 2005, no amounts relating to fair-value hedges were recorded in earnings as a result of ineffectiveness.
     Cash-Flow Hedges. ComEd utilizes interest rate derivatives from time to time to lock in interest-rate levels in anticipation of future financings. Forward-starting interest-rate swaps are designated as cash-flow hedges, as defined in SFAS No. 133 and, as such, changes in the fair value of the swaps are recorded in accumulated other comprehensive income (OCI). Any change in the fair value of the hedge as a result of ineffectiveness is recorded immediately in earnings. At June 30, 2006, ComEd did not have any notional amounts of cash-flow hedges outstanding. During the three and six months ended June 30, 2005, ComEd did not reclassify any amounts from accumulated OCI into earnings as a result of ineffectiveness. Additionally, during the three and six months ended June 30, 2006 and 2005, ComEd did not reclassify any amounts from accumulated OCI into earnings as a result of forecasted financing transactions no longer being probable.
     Energy-Related Derivatives. ComEd has one wholesale contract accounted for as a derivative under SFAS No. 133. This contract, which previously qualified for the normal purchase and normal sales exception pursuant to SFAS No. 133, has been recorded at fair value beginning in the first quarter of 2006 since the exception is no longer applicable. As of June 30, 2006, the fair value of this contract was recorded on ComEd’s Consolidated Balance Sheets. The related mark-to-market loss was recorded in operating revenues within ComEd’s Consolidated Statements of Income and Comprehensive Income. This contract expires in December 2007.
At June 30, 2006, ComEd had net liabilities of $8 million, of which $3 million was classified as non-current, on the Consolidated Balance Sheets for the fair value of energy derivatives.
     Changes in the fair value of these derivative contracts are recognized in current earnings. For the three and six months ended June 30, 2006, ComEd recognized the following net unrealized mark-to-market gains (losses), realized mark-to-market gains and total mark-to-market gains (losses) (before income taxes) relating to mark-to-market activity of certain non-trading purchase power and sale contracts pursuant to SFAS No. 133. There was no mark-to-market activity for the three or six months ended June 30, 2005.

Three Months Ended June 30, 2006 (a)

Unrealized mark-to-market gains	$2
Realized mark-to-market gains	1

Total net mark-to-market gains	$3

(a)	See “Energy-Related Derivatives” above.

Six Months Ended June 30, 2006 (a)

Unrealized mark-to-market gains (losses)	$(9)
Realized mark-to-market gains	1

Total net mark-to-market gains (losses)	$(8)

(a)	See “Energy-Related Derivatives” above.